EXHIBIT 99.1

NEWS RELEASE

Ivanhoe Energy Reports Second Quarter 2012 Financial Results

Ecuador IP-17 Drilling Activity Completed Successfully

Note:  All figures are quoted in U.S. dollars unless otherwise noted.

CALGARY, CANADA (August 9, 2012) – Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) is reporting today its financial results for the second quarter of 2012 and an update regarding its Ecuador operations.

Second Quarter Financial Summary

Ivanhoe Energy filed its quarterly financial report on Form 10-Q with the United States Securities and Exchange Commission and its Interim Financial Statements with the Canadian Securities Administrators for the period ended June 30, 2012.

	Three months ended June 30,		Six months ended June 30,
(US$000s, except per share amounts) (unaudited)	2012	2011	2012	2011

Oil revenue	11,292	9,389	19,200	17,508
Net loss	(4,703)	(4,111)	(15,365)	(15,237)
Net loss per share, basic and diluted	(0.01)	(0.01)	(0.04)	(0.04)

Net cash used in operating activities	(4,184)	(6,455)	(11,076)	(13,464)
Capital investments	24,619	17,420	33,544	31,235

Cash and cash equivalents (end of period)	27,416	133,308	27,416	133,308
Restricted cash	20,500	-	20,500	-

In the second quarter of 2012, the Company had a net loss of $4.7 million, as compared to $4.1 million net loss in the same period of 2011.  This net loss is larger because unrealized derivative instrument gains were larger in the second quarter of 2011 than they were in the second quarter of 2012; a difference partially offset by higher revenue and lower general and administrative expenses.

Revenue
Ivanhoe Energy’s oil revenue in the three months ended June 30, 2012 increased from the same period in 2011.  This was due to a combination of increased net volumes and higher pricing.  Oil production from the Dagang field in China was relatively constant; however, due to the terms of the production sharing contract with China National Petroleum Corporation (CNPC), higher capital activity resulted in more oil production being allocated to Ivanhoe Energy.

Capital Expenditures, Operating Costs, General and Administrative (G&A) Expenses
Capital expenditures for the Company totalled $24.6 million in the second quarter of 2012. These expenditures were primarily incurred in China and Ecuador.
—
In China, the Company spent $9.5 million for the 160 square kilometer 3-D seismic acquisition program at Zitong, in compliance with the terms of its Supplementary Agreement with CNPC and $5.1 million to drill two production wells, completing one of those wells and continuing the fracture stimulation program at Dagang.  The second well will be completed during the third quarter of 2012.

—	In Ecuador, the Company spent $9.4 million on drilling activities associated with IP-17, the exploration well in the southern part of Block 20.

Field operating costs per barrel in China were lower in the second quarter of 2012 mainly due to fewer maintenance work-overs than in the prior year period. Operating costs at the Heavy to Light (HTL) Feedstock Test Facility in San Antonio, Texas in the second quarter were lower than in the comparable period of 2011 due to greater efficiencies in collection and analysis activities.

G&A expenses were $1.3 million lower in the second quarter of 2012.  The reduction is primarily attributable to reduced activity in the Company’s Asian projects, streamlined operations in Latin America, decreased expenses in Canada and reduced contract costs.

Liquidity and Capital Resources
In March 2012, the Company signed a credit agreement for a $50 million loan with UBS Securities.  The UBS loan included an initial tranche of $30 million and in July 2012, subsequent to the end of the second quarter, the Company elected to draw the additional $20 million of principal.  The full $50 million loan will mature on March 23, 2013.

Ivanhoe Energy intends to use its working capital to meet its commitments; however, the Company is in the process of securing additional financial partnerships to advance each of the major projects and fully develop its oil properties.

Project Highlight

Ecuador - Block 20
Ivanhoe Energy’s contract to develop Block 20 with the Ecuadorian Government consists of three stages; the first two stages are appraisal and evaluation of the field´s production potential.  The Company’s IP-17 well was drilled to evaluate the potential of the southern part of the Pungarayacu field.  It was successfully drilled to a depth of 13,594 feet, where it was cased and suspended.  The well confirmed the presence of hydrocarbons in the Hollin and Napo formations and evaluated the potential of the deeper, pre-cretaceous structures.  While hydrocarbons were found in the Hollin and Napo formations, the reservoir in the immediate vicinity of the well was not suitable for commercial exploitation. Additional work is required to explain the Hollin and Napo reservoir characteristics south of the Napo River.

Using specialized tools the Company drilled through a sequence of extremely hard volcanic rocks, known as the Chapiza formation, with a thickness of approximately 5,400 feet.  Following this stage, a sequence of pre-cretaceous sedimentary rocks was found.  The sequence contained black shales with high organic content, significant thicknesses of limestones and sandstones and an increase in gas readings was observed at some intervals.  The organic material is the precursor of hydrocarbon generation and limestones and sandstones are the principal reservoir rocks in an oil bearing basin.  The well did not have commercial quantities of hydrocarbons, but the evaluation does show good indications that the formations have the potential of generating and storing hydrocarbons.

These results are a significant step in the exploration of the Oriente Basin.  All of this data, together with future 2D and 3D seismic work, will be used to determine the planning and development of Block 20.

Ivanhoe Energy is an independent international heavy oil exploration and development company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary heavy oil upgrading process (HTLTM). Core operations are in Canada, United States, Ecuador, China and Mongolia, with business development opportunities worldwide. Ivanhoe Energy trades on the Toronto Stock Exchange with the ticker symbol IE and on the NASDAQ Capital Market with the ticker symbol IVAN.

For more information about Ivanhoe Energy Inc. please visit www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, statements concerning the potential benefits of Ivanhoe Energy's heavy oil upgrading technology, the potential for commercialization and future application of the heavy oil upgrading technology and other technologies, statements relating to the continued advancement of Ivanhoe Energy's projects, the potential for successful exploration and development drilling, dependence on new product development and associated costs, statements relating to anticipated capital expenditures, the necessity to seek additional funding, statements relating to increases in production and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions relating to matters that are not historical facts are forward-looking statements.  Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, new product development will not proceed as planned, the HTLTM technology to upgrade bitumen and heavy oil may not be commercially viable, geological conditions in reservoirs may not result in commercial levels of oil and gas production, the availability of drilling rigs and other support services, uncertainties about the estimates of reserves, the risk associated with doing business in foreign countries, environmental risks, changes in product prices, our ability to raise capital as and when required, competition and other risks disclosed in Ivanhoe Energy's 2011 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.

For further information contact:

Hilary McMeekin
Manager, Corporate Communications
(403) 817 1108
hmcmeekin@ivanhoeenergy.com